Exhibit 10.1
AGREEMENT
     I, Mark W. Krivoruchka, on my behalf and on behalf of my successors, assigns, heirs, executors, legal representatives and administrators, who shall be bound hereby, do freely enter into this Agreement (“the Agreement”) with Cooper Tire & Rubber Company, a Delaware corporation (“Cooper”), and do hereby agree that my undertakings and obligations as set forth herein shall also extend to the subsidiaries and affiliates of Cooper, and to all of its officers, directors, agents, employees, successors, assigns and legal representatives (collectively, the “Company”).
     In consideration for the benefits and compensation set forth herein and on the attached Exhibit A, a portion of which I acknowledge represents substantial consideration over and above that to which I would otherwise be entitled under the plans and policies of the Company, I hereby agree as follows:
1.	I shall relinquish my position as Senior Vice President, Global Human Resources and Communications effective September 25, 2009 (“Relinquishment Date”) and resign from employment with the Company as of December 31, 2009, subject to the provisions of Paragraph 11 of the attached Exhibit A (“Resignation Date”). From the Relinquishment Date through the Resignation Date (the “Continuing Employment Period”), I shall remain an employee of the Company, but shall have no specific duties, except for certain transitional services, which Cooper may request and I shall provide, from time to time, during the Continuing Employment Period, and shall not be required to report to work. Nothing in this Agreement prevents me from obtaining full-time employment with any other employer, whether a competitor or not, except, however, I shall continue to be obligated, pursuant to my duties of loyalty to Cooper and the agreement, referenced in section 6 of this Agreement, to maintain as confidential the trade secrets, patents and other proprietary information of the Company. I do agree, however, that I shall not be entitled to any additional payment for unused vacation, which amounts have been factored into the length of the Continuing Employment Period.

2.	Except for my blackberry, which may be used until October 25, 2009, and my Company vehicle, which may be retained pursuant to Paragraph 7 of the attached Exhibit A, I will deliver to the Company, within five days after the Relinquishment Date, all items of personal property provided to me by Cooper, plus all papers, documents and other materials in my possession or under my control, other than those which are generally available to the public, which relate to the Company’s business, regardless of the origin of such documents, or whether they contain confidential or proprietary information.

3.	I hereby knowingly and voluntarily release and forever discharge the Company from all claims, demands, actions and causes of action, damages, costs, payments and expenses of every kind, nature or description which may exist as of the Effective Date, whether known or unknown, which I now have or may have had from, upon, or by reason of any cause whatsoever (“claims”) against the Company, including, but not limited to: (a) any and all claims arising out of or relating to my employment by or service with Cooper, my relinquishment of my Company position and my resignation from Cooper; including, but not limited to all claims under the Family and Medical Leave Act of 1993, 29 U.S.C. Sec. 2601 et. seq.; (b) any and all claims of discrimination, including, but not limited to all claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 to 634; the Civil Rights Act of 1871, 42 U.S.C. Sec. 1981; the Civil Rights Act of 1964, 44 U.S.C. Sec. 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. Sec. 12111, et seq.; the employment laws and regulations of Ohio; and/or any claims growing out of any legal restrictions on Cooper’s right to terminate its employees; and (c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied. This release shall not extend to any vested rights which I may have under the qualified retirement plans of the Company in which I was participating immediately prior to my resignation.

4.	I agree (i) not to make any public statement to the media or, directly or indirectly, provide information of any kind, whether written or non-written, to, or otherwise collaborate in any way in the taking of any action with, any third party concerning the Company or any aspect of the Company or take any action, or make any statements which could reasonably be construed as being contrary to the interest of the Company, including the Company’s management or its Board of Directors, without first receiving the written approval of the Chairman of the Board of Directors of the Company, or (ii)

take action or make any statements which could cause the Company any embarrassment or humiliation or otherwise reflect negatively on the Company or cause the Company to be held in disrepute; except, however, in the event I am compelled by legal process to testify or produce documents relating to the matters specified in this paragraph, I shall be relieved from the obligations imposed upon me by this paragraph for such testimony, information and/or documents legally compelled. In the event I am compelled to testify or produce documents, I shall provide immediate written notice of such fact to the Company, which notice shall be sent to the attention of the General Counsel, 701 Lima Avenue, Findlay, Ohio 45840, in order to give the Company a reasonable opportunity to object to the disclosure of such information or documents or to otherwise seek to limit the disclosure of such information or documents.

5.	Except for any disclosure of this Agreement that is required to be made pursuant to the federal securities laws, the terms and conditions of this Agreement will remain confidential and will not be discussed with, or revealed to, any persons except my family, attorney and financial advisor, and I will not cause this Agreement or any of its terms to be published or publicized in any manner whatsoever.

6.	I agree that this Agreement is not intended to nullify any written agreement that I previously entered into with the Company to maintain as confidential the trade secrets, patents and other proprietary information of the Company. I agree that any such agreement shall remain in full force and effect notwithstanding the execution of this Agreement.

7.	This Agreement includes a compromise of any and all claims that could be made by me relating to my employment and/or separation from employment and that the payment provided is not to be construed as an admission of liability on the part of the Company, by whom liability is expressly denied.

8.	I acknowledge that I have been advised in writing to consult with an attorney prior to executing this Agreement.

9.	I understand that I have 21 days from September 25, 2009, the date on which I received this Agreement, to consider the terms of this Agreement, and I acknowledge that I am not obligated but may execute this Agreement at any time during the 21-day period.

10.	This Agreement does not become effective or enforceable until seven days after the date on which I execute this Agreement (the “Effective Date”). I understand that during the seven-day period following the execution of this Agreement, I may revoke this Agreement in its entirety. If the Company, has not received written notice of revocation directed to Attn: James E. Kline, Vice President and General Counsel, Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840, within the seven-day period, this Agreement shall be fully enforceable, and the consideration to be paid by the Company shall then commence.

11.	If any provision of this Agreement is declared invalid or unenforceable, the remaining portions of the Agreement shall not be affected thereby and shall be enforceable.

12.	As stated above, I have twenty-one (21) days to decide whether I wish to sign this Agreement. If I do not sign this Agreement and return a fully executed original to the attention of James E. Kline, Vice President and General Counsel, Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840, on or before October 16, 2009, then the offer contained in this Agreement is withdrawn and revoked.

13.	I have carefully read and fully understand all the terms and conditions of this Agreement.
     IN WITNESS WHEREOF, I have executed this Agreement on the date written below and it shall be effective as of the Effective Date indicated below.
NOTICE TO EMPLOYEE: CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

/s/ Mark W. Krivoruchka Mark W. Krivoruchka	Date: October 14, 2009

/s/ Terry B. Krivoruchka Witness	Date: October 14, 2009

Effective Date: October 14, 2009

EXHIBIT A
COMPENSATION AND BENEFITS
1.	(a) Except as provided for in Paragraph 11 of this Exhibit A, you shall continue to receive your payments of base salary (at the level paid to you immediately prior to your Relinquishment Date) until December 31, 2009 in accordance with the Company’s normal payroll practices. (b) On or before December 31, 2009, you will receive a lump sum payment of $234,000.00, less applicable tax withholding. Payments under this Paragraph 1 are considered separation payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). However, these payments will be considered to be exempt from coverage under Section 409A under the separation pay exemption, as described in the Final Treasury Regulations issued under Section 409A.

2.	Pursuant to the 2009 incentive plan design for Cooper named executive officers, there is to be no annual incentive award for 2009. Accordingly, pursuant to the annual incentive plan, you will not be eligible for an annual incentive award for 2009. You will not be eligible for any annual incentive awards for any years subsequent to 2009.

3.	Except as provided for in Paragraph 11 of this Exhibit A, and except for long term disability insurance, if applicable, and vacation accrual, you shall continue to be entitled, until December 31, 2009, to those employee welfare benefits currently being received by you for which all salaried employees of Cooper are eligible. You shall be required to pay, in accordance with the plans’ provisions, premiums for any welfare benefit presently being received by you, for said period. Upon the cessation of Spectrum Health Care benefits coverage to you, Cooper shall provide documents needed to continue the benefits, pursuant to the provisions set forth in The Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). Should you wish to exercise your rights, pursuant to COBRA, to temporary health care coverage at the rates specified by Cooper, you must timely complete and return to Cooper the documents necessary for such continuation. If you exercise your COBRA rights, Cooper shall pay the COBRA premium for coverage through the earlier of: (a) your death; (b) your re-employment; or (c) June 30, 2010. It is understood that you will be responsible for the payment of COBRA premiums for coverage after June 30, 2010, if you choose to continue such benefits. Notwithstanding any provision contained herein, for purposes of Section 409A, any reimbursement made to you under this Paragraph 3 will be considered exempt from the application of Section 409A and will be made no later than December 31, 2010.

4.	You shall not be entitled to any new awards under the Long-Term Incentive Plan (“LTIP”) and stock option plans after December 31, 2009. For purposes of calculating your payment under the LTIP, you shall be considered to have remained an employee until December 31, 2009 at the annualized level of base salary applicable to you immediately prior to your resignation. Notwithstanding the applicable LTIP provisions, one-third ( 35,000 shares ) of the number of performance based stock options granted to you as of April 6, 2009, as part of the 2009-2011 LTIP, shall vest as of your Resignation Date and must be exercised by you within thirty (30) days of your Resignation Date. All other LTIP distributions ( Subject to final calculation and Company approval pursuant to the terms of the Plan, the other LTIP distributions are estimated to be: (i) for the 2007-2009 LTIP- 14,519 shares; (ii) for the 2008-2010 LTIP -7282 shares; and (iii) for the 2009- 2011 LTIP — the performance cash award described in subparagraph (a) below. ), if any, under this Paragraph 4 will be paid pursuant to the terms of the Plan, except that (a) the performance cash award portion of the 2009-2011 LTIP payable to you shall be prorated (3/4 share, which is estimated to be approximately $234,000, subject to final calculation and Company approval pursuant to the terms of the Plan); and (b) such LTIP distributions will be paid between January 1, 2010 and March 31, 2010.

5.	Your pension benefit, if any, under the Spectrum Retirement Plan and any nonqualified deferred compensation plan will be calculated based upon your Resignation Date except as provided for in Paragraph 11 of this Exhibit A. You will receive payment of your retirement benefits pursuant to the terms of the applicable Plan documents.

6.	All restricted stock units (“RSU’s) will continue to be governed by applicable Plan provisions. All RSU distributions will be made to you in January 2011, pursuant to the terms of the Plan and your elections thereunder. The estimated number of RSU’s to be distributed is approximately 5000 shares.

7.	You shall continue to be provided a vehicle pursuant to the terms of the Company’s vehicle program until the earlier of: (a) your death; (b) your re-employment; or (c) September 24, 2010. You shall have the option to purchase the vehicle, at fair market value, which shall be reasonably agreed upon by the parties, on or before September 24, 2010.

8.	For purposes of Section 409A, Cooper agrees that you have incurred a separation from service as defined in Treasury Regulation §1.409A-1(n).

9.	You are deemed to be a Specified Employee under the provisions of Section 409A. Amounts deemed not to be exempt from application of Section 409A will be delayed for 6 months following the Resignation Date. Following any required delay, there will be a catch-up payment at that time for all delayed amounts.

10.	Cooper shall provide outplacement assistance for you with Shields, Meneley Partners, 311 South Wacker Drive, Suite 3725, Chicago, IL 60606. The outplacement assistance will be provided to you until the earlier of: (a) your acceptance of re-employment; or (b) June 30, 2010.

11.	Notwithstanding the foregoing, should you die prior to your Resignation Date, the compensation and benefits provided hereunder pursuant to Paragraphs 1(a), 3 and 5 of Exhibit A, shall cease as of the date of your death and your beneficiaries shall be eligible for survivorship benefits, if any, in accordance with the terms and conditions of the applicable plans.